Exhibit 99.7

CONSENT TO BE NAMED A DIRECTOR OF CONTURA ENERGY, INC.
In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-4 (Registration No. 333-______) of Contura Energy, Inc. (the “Company”), and any amendments thereto (the “Registration Statement”), as a person who is proposed to become a director of the Company as of the Second Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of April 29, 2018, by and among the Company, ANR, Inc., Alpha Natural Resources Holdings, Inc., Prime Acquisition I, Inc. and Prime Acquisition II, Inc.), and to the filing of this consent as an exhibit to the Registration Statement.

Date: August 20, 2018

	By:	/s/ Daniel J. Geiger
Daniel J. Geiger